UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

CATCHMARK TIMBER TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36239	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 2650 Atlanta, Georgia 30328
(Address of principal executive offices)
(855) 858-9794
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value Per Share	CTT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).                                Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. — Regulation FD Disclosure.

On July 30, 2021, CatchMark Timber Trust, Inc. (the “Company”) issued a press release with respect to the transaction described in Item 8.01 below. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The attached Exhibit 99.1 is furnished to the Securities and Exchange Commission (the “SEC”) and shall not be deemed “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing filed under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 8.01 — Other Events.

On July 30, 2021, TexMark Timber Treasury, L.P. (“Triple T”) entered into a definitive purchase and sale agreement (the “Purchase and Sale Agreement”) with an entity (the “Purchaser”) that is a client of Hancock Natural Resource Group, Inc. (“Hancock”) to sell approximately 301,000 acres of East Texas timberlands (the “Timberlands”) for $498 million in cash, or approximately $1,656 per acre (the “Purchase Price”). Triple T is a joint venture managed by the Company on behalf of a consortium of institutional investors (the “Preferred Investors”) and in which the Company holds a common limited partnership interest. The Timberlands to be sold represent a portion of the 1.1 million acres of East Texas timberlands owned by Triple T and the proceeds from the sale of the Timberlands (the “Disposition”) are expected to be used to reduce Triple T’s leverage and to pay down a portion of the preferred partnership interests in the joint venture held by Preferred Investors.

Within ten business days of the execution of the Purchase and Sale Agreement, the Purchaser is required to deposit $30 million with an escrow agent, which amount will be credited against the Purchase Price upon the closing of the Disposition. Prior to closing, a third party will undertake a timber cruise of the Timberlands to be transferred in connection with the Disposition. If the timber cruise determines that the total cruised value varies from the estimated timber value contemplated by the Purchase Price by more than a designated threshold then the Purchase Price shall be adjusted downward or upward by the amount such variation exceeds the threshold. The Purchase Price is also subject to adjustment at the closing for casualty losses and title defects, in each case in excess of designated thresholds, and material environmental defects. In the event the aggregate Purchase Price adjustment at closing from these items exceeds 10% of the Purchase Price, then either party may terminate the Purchase and Sale Agreement. The Purchase Price is also subject to customary pro-rations at closing for items such as non-timber related income, property taxes and other property-related expenses. Following the closing, the Purchase Price is subject to an adjustment in the event pre-closing harvest levels exceed agreed upon volumes and an escrow amount of $1.0 million will be established in connection with this post-closing adjustment mechanism.

The Disposition is expected to close in the third quarter of 2021, subject to the satisfaction of normal and customary closing conditions, including accuracy of the parties’ representations and warranties and compliance by the parties with their obligations under the Purchase and Sale Agreement, the absence of any law or governmental order restricting the Disposition or notice of any governmental investigation of the Disposition, and the receipt of certain third-party contractual consents.

In order to make a claim for a breach of representations and warranties contained in the Purchase and Sale Agreement, the Purchaser must assert a claim within one (1) year after the closing and file suit within a year and a day after the one-year period. The Purchaser may not bring any suit or action unless damages exceed $2 million in the aggregate. If the Purchaser’s damages exceed $2 million, then the Purchaser shall be entitled to recover the amounts that exceed this basket limitation. There is a cap amount of $30 million. Certain fundamental representations and warranties, such as Triple T having the authority to sell the Timberlands, are excluded from this basket limitation and the cap amount and will survive for two (2) years after the closing.

Item 9.01 — Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated as of July 30, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 30, 2021

CATCHMARK TIMBER TRUST, INC.

By:	/s/ Lesley H. Solomon
Name: Lesley H. Solomon Title: General Counsel and Secretary